Exhibit 99.1

October 8, 2012

Renewable Energy Group Provides Updated Guidance for Third Quarter 2012

AMES, Iowa—(BUSINESS WIRE)—Renewable Energy Group, Inc. (Nasdaq:REGI) today updated its financial guidance for the third quarter of 2012.

For the third quarter, REG now expects to report Adjusted EBITDA* ranging from a loss of $2 million to a loss of $7 million. The company’s prior guidance for Adjusted EBITDA was a gain of $10 million to $15 million. The company expects to report gallons of biodiesel sold in a range of 60 to 63 million, compared to prior guidance of 55 to 60 million. The change in guidance is directly related to movements in commodity prices, a steep depreciation in the price of RINs and tighter margins than expected.

Mr. Daniel Oh, President and Chief Executive Officer stated, “Despite these fluctuations in our markets, we remain optimistic about the long-term prospects for REG and the biodiesel industry. The recent finalization of the 2013 RVO provides growing demand for the next year. Our flexible feedstock technology gives us a long term advantage as a low cost producer, since we can adjust to fluctuations in feedstock prices. Furthermore, REG continues to have a strong balance sheet with cash to sustain our growth strategy.”

“Our risk management positions serve the economic purpose of reducing the effect of changing commodity prices and protecting the margin and profitability of contracted biodiesel sales. Volatile commodity fuel prices late in the quarter affected the market value of financial contracts, causing most of the reduction in Adjusted EBITDA; however, the cash margin earned from biodiesel sales is protected by utilizing these financial contracts,” continued Oh. “From an accounting perspective, we must recognize such risk management losses in the third quarter, although the biodiesel sale that a position is protecting may occur in the fourth quarter.”

Oh continued, “A secondary driver of our results was the decline in biodiesel RIN prices of approximately 35% during the quarter, which negatively impacted our revenue and resulted in tighter margin per gallon sold than expected. RINs can and do trade separately from energy and fluctuate in value based on supply and demand.”

The updated outlook reflects REG’s preliminary estimates as of the date of this press release and is subject to change based on completion of our financial closing procedures. Accordingly, our actual results may differ from our estimates and those differences may be material. The company expects in early November to report third quarter results and offer new guidance for the full year 2012.

* Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization and further adjusted for other income/expense, net change in fair value of Seneca Holdco liability, change in fair value of preferred stock conversion feature embedded derivatives, stock issued for glycerin agreement termination, straight-line lease expense, and non-cash stock compensation. Because comparable GAAP financial measures are not able to be determined by the Company at the current time, management does not believe it is able to reconcile the non-GAAP information provided without unreasonable effort. Accordingly, such information has not been provided because the quarter-end financial results have not yet been finalized as part of the normal quarterly closing process.

About Renewable Energy Group

Renewable Energy Group is the largest producer of biodiesel in the United States. Utilizing an integrated value chain model, Renewable Energy Group is focused on converting natural fats, oils and greases into advanced biofuels. With more than 210 million gallons of owned/operated annual production capacity at biorefineries across the country, REG is a proven biodiesel partner in the distillate marketplace.

For more than a decade, REG has been a reliable supplier of biodiesel which meets or exceeds ASTM quality specifications. We sell REG-9000® biodiesel to distributors so Americans can have cleaner burning fuels that help lessen our dependence on foreign oil. REG-9000 branded biodiesel is distributed in nearly every state in the U.S. For more information, please visit the company’s website at http://www.REGI.com.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding REG’s expected financial results of the third quarter of 2012. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the effect of governmental programs on our business; government policymaking and mandates relating to renewable fuels; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; expected future financial performance; our liquidity and working capital requirements; availability of federal and state governmental tax credits and incentives; anticipated trends and challenges in our business and competition in the markets in which we operate; our ability to estimate our feedstock demands and biodiesel sales; our dependence on sales to a limited number of customers and distributors; technological obsolescence; our expectations regarding future expenses; our ability to successfully implement our acquisition strategy; and other risks and uncertainties described from time to time in REG’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements.

Investor Relations:

ICR, LLC

Gary Dvorchak, CFA, +1 310-954-1123

Senior Vice President

Gary.Dvorchak@icrinc.com

or

Renewable Energy Group

Chad Stone, +1 515-239-8069

Chief Financial Officer

Chad.Stone@REGI.com

Source: Renewable Energy Group, Inc.

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